Exhibit 99.1

Virtusa Stockholders Approve Transaction with Baring Private Equity Asia

Southborough, MA – (November 20, 2020) Virtusa Corporation (NASDAQ GS: VRTU) today announced that its stockholders voted to adopt the previously announced merger agreement (the “Transaction”), under which funds affiliated with Baring Private Equity Asia (“BPEA”) will acquire all outstanding shares of common stock of Virtusa for $51.35 per share in an all-cash transaction valued at approximately $2.0 billion.

At the special meeting of Virtusa stockholders held on November 20, 2020, approximately 98.7% of the shares voted were cast in favor of the Transaction, representing approximately 81.1% of Virtusa’s total outstanding shares of common stock. Virtusa will file a Form 8-K disclosing the full voting results.

"On behalf of Virtusa’s Board of Directors and executive management team, I would like to thank our shareholders for their overwhelming support of the transaction with BPEA," said Kris Canekeratne, Chairman and CEO of Virtusa. “Our partnership with BPEA will accelerate our plans to be the leading provider of digital transformation for global 2000 companies, and we look forward to the close of the transaction.”

The Transaction, which is expected to close in the first half of 2021, is subject to customary regulatory requirements, including approval from The Committee on Foreign Investment in the United States (CFIUS), and customary closing conditions.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of digital business strategy, digital engineering, and information technology (IT) services and solutions that help clients change, disrupt, and unlock new value through innovation engineering. Virtusa serves Global 2000 companies in Banking, Financial Services, Insurance, Healthcare, Communications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Virtusa helps clients grow their business with innovative products and services that create operational efficiency using digital labor, future-proof operational and IT platforms, and rationalization and modernization of IT applications infrastructure. This is achieved through a unique approach blending deep contextual expertise, empowered agile teams, and measurably better engineering to create holistic solutions that drive business forward at unparalleled velocity enabled by a culture of cooperative disruption.

About BPEA

Baring Private Equity Asia (BPEA) is one of the largest and most established private alternative investment firms in Asia, with assets under management of approximately US$20 billion. The firm runs a private equity investment program, sponsoring buyouts and providing growth capital to companies for expansion or acquisitions with a particular focus on the Asia Pacific region, as well as investing in companies globally that can benefit from further expansion into the Asia Pacific region. BPEA also manages dedicated funds focused on private real estate and private credit. The firm has a 23-year history and over 190 employees located across offices in Hong Kong, China, India, Japan, Singapore, Australia, and the US. BPEA currently has over 40 portfolio companies active across Asia with a total of 224,000 employees and sales of approximately US$39 billion.

For more information, please visit www.bpeasia.com

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; and (v) those risks detailed in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by the Company from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Media Contact:

Conversion Marketing

Ron Favali, 727-512-4490

ron@conversionam.com

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com

Additional Investor Contact:
MacKenzie Partners, Inc.
Bob Marese, 212-929-5405
bmarese@mackenziepartners.com